Exhibit 15.2

Principal Officers:
Keith M. Braaten, P. Eng.
President & CEO
Jodi L. Anhorn, P. Eng.
Executive Vice President & COO

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Caralyn P. Bennett, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

LETTER OF CONSENT

Mr. Jim Sheasby
Harvest Operations Corp.
2100, 330 - 5th Avenue S.W.
Calgary, Alberta T2P 0L4

We hereby consent to the use of our name and the inclusion of our report dated January 26, 2012, evaluating the petroleum and natural gas reserves of Harvest Operations Corp. (the “Corporation”) as of December 31, 2011, in the Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report”). We hereby further consent to the use of information derived from our report in the Annual Report.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

“Originally Signed by”

Myron J. Hladyshevsky, P. Eng.
Vice President

Dated: April 27, 2012
Calgary, Alberta
CANADA

4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262- 1855 •
GLJPC.com

Page: 1 of 2

THIRD PARTY REPORT ON RESERVES

By GLJ Petroleum Consultants - (Independent Qualified Reserves Evaluator)

This report is provided to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

The numbering of items below corresponds to the requirements set out in Item 1202(a)(8) of Regulation S-K. Terms to which a meaning is ascribed in Regulation S-K and Regulation S-X have the same meaning in this report.

i.

We have prepared an independent evaluation of certain reserves of Harvest Operations Corp. (the "Company") for the management and the board of directors of the Company. The primary purpose of our evaluation report was to provide estimates of reserves information in support of the Company’s year-end reserves reporting requirements under US Securities Regulation S-K and for other internal business and financial needs of the Company.

ii.	We have evaluated certain reserves of the Company as at December 31, 2011. The completion date of our report is January 26, 2012.

iii.

The following tables set forth the geographic area covered by our report, net proved reserves and net proved plus probable reserves estimated using constant prices and costs, and the proportion of the total company that we have evaluated.

		Company Net Proved Reserves

			Natural	Natural Gas	Oil	Proportion
Location of Reserves		Crude Oil	Gas	Liquids	Equivalent	of Oil Eq.
Country	Region	Mbbl	MMcf	Mbbl	Mbbl	Reserves
Canada	Western Canada	130,137	224,683	8,472	176,056	77%
Total Company					229,826	100%

		Company Net Proved Plus Probable Reserves

			Natural	Natural Gas	Oil	Proportion
Location of Reserves		Crude Oil	Gas	Liquids	Equivalent	of Oil Eq.
Country	Region	Mbbl	MMcf	Mbbl	Mbbl	Reserves
Canada	Western Canada	289,938	331,393	13,227	358,397	83%
Total Company					432,643	100%

1Oil equivalence factors: Crude Oil 1 bbl/bbl , Natural Gas 6 Mcf/bbl , NGL 1 bbl/bbl

The Company provided to us the total Company reported reserves. We express no opinion on this portion of the Company’s reserves that we did not evaluate.

Page: 2 of 2

iv.

As required under SEC Regulation S-K, reserves are those quantities of oil and gas that are estimated to be economically producible under existing economic conditions. As specified, in determining economic production, constant product reference prices have been based on a 12- month average price, calculated as the unweighted arithmetic average of the first-day-of-the- month price for each month within the 12-month period prior to the effective date of our report. In our economic analysis, operating and capital costs are those costs estimated as applicable at the effective date of our report, with no future escalation. Where deemed appropriate, the capital costs and revised operating costs associated with the implementation of committed projects designed to modify specific field operations in the future may be included in economic projections.

v.

Our report has been prepared assuming the continuation existing regulatory and fiscal conditions subject to the guidance in the COGE Handbook and SEC regulations. Notwithstanding that the Company currently has regulatory approval to produce the reserves identified in our report, there is no assurance that changes in regulation will not occur; such changes, which cannot reliably be predicted, could impact the Company’s ability to recovery the estimated reserves.

vi.

Oil and gas reserves estimates have an inherent degree of associated uncertainty the degree of which is affected by many factors. Reserves estimates will vary due to the limited and imprecise nature of data upon which the estimates of reserves are predicated. Moreover, the methods and data used in estimating reserves are often necessarily indirect or analogical in character rather than direct or deductive. Furthermore, the persons involved in the preparation of reserves estimates and associated information are required, in applying geosciences, petroleum engineering and evaluation principles, to make numerous unbiased judgments based upon their educational background, professional training, and professional experience. The extent and significance of the judgments to be made are, in themselves, sufficient to render reserves estimates inherently imprecise. Reserves estimates may change substantially as additional data becomes available and as economic conditions impacting oil and gas prices and costs change. Reserves estimates will also change over time due to other factors such as knowledge and technology, fiscal and economic conditions, contractual, statutory and regulatory provisions.

vii.

In our opinion, the reserves information evaluated by us have, in all material respects, been determined in accordance with all appropriate industry standards, methods and procedures applicable for the filing of reserves information under U.S. SEC Regulation S-K.

viii.	A summary of the Company reserves evaluated by us is provided in item iii.

GLJ Petroleum Consultants Ltd.
Calgary, Alberta, Canada
April 27, 2012

“ORIGINALLY SIGNED BY”
Richard G. Vigrass, P. Eng.
Manager, Engineering